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Xerox Corporation
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CARL C. ICAHN
ICAHN PARTNERS LP
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BECKTON CORP.
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HOPPER INVESTMENTS LLC
BARBERRY CORP.
JONATHAN CHRISTODORO
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On December 12, 2017, the following article was published by TheStreet.com at the website https://www.thestreet.com/amp/story/14417774/1/icahn-targets-xerox-ceo-with-boardroom-battle.html.

Carl Icahn: Once Cleaned Up, Xerox Should Be Acquired

Corporate raider-turned activist Carl Icahn has a boardroom battle at Xerox Corp. (XRX) underway. He's seeking to install a minority slate of four dissident directors to the document technology company's 11-person board.

However, Icahn's campaign's real focus is Xerox CEO Jeff Jacobson, who the billionaire insurgent argued in an interview with TheStreet hasn't performed well during his roughly one-year tenure at the company.

Icahn added that his director-election campaign is driven partly to nudge Xerox into bringing in a new chief executive. Making changes to corporate C-Suite executives is something Icahn has succeeded in accomplishing in recent years. For example, he helped drive eBay (EBAY), Forest Laboratories, Manitowoc Co. (MTW) and Welbilt Inc. (WBT) to install new CEOs. Welbilt split off from Manitowoc under pressure from Icahn.

A key issue for Icahn is a large segment of the Xerox board, which he contends are over-tenured and not willing to bring in a chief executive that will help drive value. He suggested that some directors have been on the board for too long, including Chairman Robert Keegan, Ann Nolan Reese, William Hunter and former Citigroup CEO Charles O. Prince. Icahn often pushes for capital distributions and M&A and as part of his activist campaigns. In the interview with TheStreet, Icahn suggested that stock buybacks or a sale of the business right now are not a top priority, but it could be if the company's situation improves.

"Times have changed but not the directors at Xerox that make up the old guard," Icahn said. "I think Xerox has great potential. There are many things to do here and a merger at the right time makes great sense. We're not against that, but it has to be at the right time. This company would be a much better candidate for an acquisition once they clean certain things up."

In a note released Tuesday, Icahn took issue with Keegan's background, working for Eastman Kodak at one time, as well as Jacobson, who had been a senior executive at Kodak in the past. Eastman Kodak, which invented the digital camera, had been a dominant company, but in 2012 filed for bankruptcy.

"The long-tenured members of the board seem to have their heads in the sand just like at Eastman Kodak," said Icahn. "There is still time for change -- but very little time."

According to a securities filing, a director that had previously been installed by Icahn, Jonathan Christodoro, resigned from the board on Dec. 8 so he could be renominated along with three other Icahn-backed dissident candidates. The candidates were nominated on the final day possible to be considered at Xerox's 2018 annual meeting, expected in May.

Xerox shares were rising slightly early Tuesday, Dec. 12.

Icahn owns a 9.72% stake in Xerox, a company that in January 2016 moved to separate into a document technology business, including printers and copiers, from its business processing outsourcing division as part of a deal with the insurgent fund manager. Icahn also maintains a 9.4% stake in the business processing operation, now called Conduent Inc. (CNDT).

Xerox insists that it is driving value for shareholders, evidenced by its stock price, which is up nearly 30% for 2017. However, about 75% of that hike took place between Dec. 30 and Jan. 3 as a result of the Icahn-driven split. The document technology company's shares have effectively been flat since then, though the company's share price dropped in late October after the company released lackluster returns.

In an activist 13D filing, Icahn only provided biographies for his candidates, without stating his goals for the company. In a letter to Xerox's board chairman released Monday, Dec. 11, Christodoro said that directors have been addressing issues he considers to be vital and until the last few weeks it appeared that "decisions would be consistent" with his views on the best interest of Xerox and shareholders. However, he added that it now appears the board will take the company "in a direction in which I strongly disagree."

Nevertheless, it is possible Icahn will want to see Xerox sell itself in the coming months, now that it has been independent of Conduent for roughly a year. Corporations pressured by Icahn to split in two also are later urged by the activist investor not to install anti-takeover protections, which suggests that they could also be pressured to sell themselves down the road. Icahn successfully pressed Manitowoc to split in two in 2015. One of the units, a foodservices business, agreed to a series of governance provisions that could make it easier to be sold. Conduent agreed to waive a whole host of anti-takeover protections as part of a deal struck between Xerox and Icahn in January 2016. That also makes it more susceptible to activist pressure or an acquirer.

At Xerox, UBS analyst Steven Milunovich said in a Dec. 5 report that some investors are anxious for stock repurchases. He calculates that about $150 million would be available for buybacks, with an announcement either on the company's Q4 earnings call or in a March 9 analyst meeting. Icahn said buybacks weren't a top priority for him right now, though the activist investor has frequently called for capital distributions as part of previous activist campaigns.

Christodoro, one of Icahn's nominees on Monday, had served as a managing director at Icahn Capital between 2012 and February. In addition to Christodoro, Icahn nominated Keith Cozza, Icahn Enterprise's chief executive as well as Jaffrey Firestone, CEO of Prodigy Pictures Inc., a film and TV production company. Also, Randolph Read, CEO of Nevada Strategic Credit Investment and an independent director at New York REIT, was also nominated.

Xerox reached a follow-on settlement with Icahn in June 2016 to add Christodoro, then an Icahn deputy, to the company's board. However, the truce reached then was called off on Monday when Icahn nominated his candidates. In a statement, Xerox said that since the December 2016 separation of Conduent it has "delivered its commitments to shareholders" and are ahead of its plan to relative to our well-defined strategic transformation.

"In 2017 alone, we expect to meet or exceed our target of $600 million of gross cost savings, a critical step as we continue our journey to improving our revenue trajectory," Xerox said in a filing.

Xerox's shares are up slightly from mid-$23 a share it was trading at when it reached a deal to split off Conduent. It is also up from about $26 a share it traded at in mid-2016 when Xerox reached its agreement to include Christodoro to its board.

Xerox has already proven to be successful investment for Icahn, who acquired a 7.13% stake in Xerox in late 2015 at prices ranging from $9.64 a share to $10.66 a share. When the two businesses were split, Icahn received a large new stake in Conduent. Now he owns a 9.74% stake in Xerox, which is trading at $29.67 a share and a 9.4% stake in Conduent, which is trading at $15.31 a share.

Centerview Partners LLC is serving as financial advisor to Xerox and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as the company's legal counsel.

Another possible activist fund, D.E. Shaw & Co. LP, owns a 0.06% stake in Xerox as well.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2017.